Exhibit 99.1

PhotoMedex Reports First Quarter 2013 Financial Results

Revenues increased 14% over the same period in 2012, diluted EPS increased 31% to $0.34

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--May 8, 2013--PhotoMedex, Inc. (NASDAQ: PHMD) today reported financial results for the three months ended March 31, 2013. Financial highlights of the 2013 first quarter include:

  Revenues of $57.2 million, an increase of 14% compared with the prior-year first quarter and an increase of 4% sequentially
  Consumer revenues of $49.0 million, an increase of 16% compared with the prior-year first quarter and an increase of 6% sequentially
  Direct-to-consumer channel revenues of $31.7 million, an increase of 1% compared with the prior-year first quarter and an increase of 6% sequentially
  Global retail and home shopping channel revenues of $12.0 million, an increase of 101% compared with the prior-year first quarter and a decrease of 3% sequentially
  Distributor consumer channel revenues of $5.3 million, an increase of 13% compared with the prior-year first quarter and an increase of 41% sequentially
  XTRAC® adjusted treatment revenues of $3.2 million, an increase of 73% compared with the prior-year first quarter and an increase of 22% sequentially
  XTRAC® recurring revenue U.S. installed base of 401 at quarter end, an increase of 51 placements during the quarter, including 27 on the Comeback program of previously sold systems
  NEOVA® skin care revenues of $2.2 million, an increase of 3% compared with the prior-year first quarter and an increase of 14% sequentially
  Gross profit of $45.4 million, an increase of 16% compared with the first quarter of 2012
  Gross margin of 79.3% compared with 77.7% in the prior-year first quarter
  Pre-tax income of $9.7 million, an increase of 91% compared with the prior-year first quarter and an increase of 45% sequentially
  Earnings per diluted share of $0.34, an increase of 31%, compared with the prior-year first quarter and an increase of 21% sequentially
  Non-GAAP adjusted income of $12.5 million or $0.59 per diluted share, representing increases of 49% and 34%, respectively, compared with the prior-year first quarter and increases of 31% and 31%, respectively, sequentially

Reported Financial Results

Revenues for the first quarter of 2013 were $57.2 million, an increase of 14% compared with revenues for the first quarter of 2012 of $50.3 million.

Net income for the first quarter of 2013 was $7.2 million, or $0.34 per diluted per share, which included $1.3 million in stock-based compensation expense and $1.4 million in depreciation and amortization expenses. This compares with net income for the first quarter of 2012 of $4.9 million, or $0.26 per diluted share, which included $1.8 million in stock-based compensation expense and $1.3 million in depreciation and amortization expenses.

PhotoMedex repurchased no shares of its common stock during the first quarter of 2013.

As of March 31, 2013 the Company had cash and cash equivalents of $63.5 million or $3.00 per diluted share, compared with $62.3 million as of December 31, 2012. Current assets included $24.3 million in accounts receivable, compared with $19.1 million as of December 31, 2012. The increase in accounts receivables was largely related to the impact of the timing of shipments related to a television home shopping special event in the first quarter, which were collected in the second quarter.

Management expects revenues for the second quarter of 2013 to exceed $59 million.

Dr. Dolev Rafaeli, PhotoMedex CEO, commented, “The rapid growth we have achieved the past few years continued during the first quarter and, importantly, featured an improvement in gross margin led by a 16% increase in consumer revenues, particularly from our no!no!™ products. No!no! is now available in most every Bed Bath and Beyond store across the U.S. and we are pleased with the initial sales ramp. We have also had strong responses to our Spanish-language advertisements in the U.S. and our marketing of no!no! Men. In addition we achieved substantial sales increases in Neova® skin care products from upselling no!no! customers at our call centers.

“Geographic expansion holds particular promise for PhotoMedex as we prepare to launch no!no! in Brazil and further develop the German and Korean markets. We are very excited about the sales potential in these geographies going into the second half of the year.”

Dr. Rafaeli added, “XTRAC adjusted treatment revenues were up 73% compared with the first quarter of 2012 as our direct-to-patient advertising is having a clear impact. We’ve initiated television and radio advertising in six new areas of the country and we plan additional rollouts of advertising in new markets throughout the year.”

A reconciliation of non-GAAP financial measures to GAAP financial measures, and a presentation of the most directly comparable GAAP financial measures are included below.

Non-GAAP Measures

To supplement PhotoMedex’s consolidated financial statements presented in accordance with GAAP, PhotoMedex provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted income and non-GAAP adjusted income per share.

PhotoMedex’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of PhotoMedex’s current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, PhotoMedex believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

(Unaudited)

	Three Months Ended Mar 31,
(ooo's) except per share amounts	2013	2012

Net income as reported	$7,212	$4,857
Adjustments:
Depreciation and amortization expense	1,443	1,332
Interest expense, net	5	189
Income tax expense	2,511	240

EBITDA	$11,171	$6,618

Stock-based compensation expense	1,290	1,753

Non-GAAP adjusted income	$12,461	$8,371
Fully diluted shares outstanding at March 31	21,148	18,876
Non-GAAP adjusted income per share	$0.59	$0.44

Conference Call

PhotoMedex will hold a conference call to discuss the Company's first quarter 2013 results and answer questions today, May 8, 2013 beginning at 11:00 a.m. Eastern time.

To participate in the conference call, dial toll free 888-686-9681 or International/toll 913-312-1467 (and confirmation code # 7662001) approximately five to 10 minutes prior to the scheduled start time. For the convenience of our Israeli participants, a local/toll free number (1-80-925-8350) has been set up (the confirmation code remains the same # 7662001). If you are unable to participate, a digital replay of the call will be available from Wednesday, May 8, 2013 from 2:00 p.m. ET to Wednesday, May 22, 2013 at 2:00 p.m. ET, by dialing toll free 888-203-1112 or International/toll 719-457-0820 (Israeli participants may dial 1-80-924-6038) and using confirmation code # 7662001.

The live broadcast of PhotoMedex, Inc.'s quarterly conference call will be available online by going to www.photomedex.com and clicking on the link to Investor Relations, and at www.streetevents.com. The online replay will be available shortly after the conclusion of the call at those sites.

About PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

SAFE HARBOR STATEMENT

Some portions of the conference call, particularly those describing PhotoMedex' strategies, operating expense reductions and business plans will contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements regarding product development, product extensions, product integration or product marketing; any statements regarding continued compliance with government regulations, changing legislation or regulatory environments; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing. In addition, there are risks and uncertainties related to successfully integrating the products and employees of the Company and Radiancy, as well as the ability to ensure continued regulatory compliance, performance and/or market growth. These risks, uncertainties and other factors, and the general risks associated with the businesses of the Company described in the reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to, implied or expressed in the forward-looking statements. The Company cautions readers not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to the Company and are qualified in their entirety by this cautionary statement. The Company anticipates that subsequent events and developments will cause its views to change. The information contained in this conference call speaks as of the date hereof and the Company has or undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

PHOTOMEDEX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
(ooo's) except per share amounts	2013	2012

Revenues	$57,216	$50,273

Cost of revenues	11,866	11,234

Gross profit	45,350	39,039

Operating expenses:
Selling and marketing	29,326	25,835
General and administrative	5,659	7,119
Research and development and engineering	773	758
	35,758	33,712
Operating income	9,592	5,327
Interest and other financing income (expense), net	131	(230)

Income before taxes expense	9,723	5,097

Income tax (expense) benefit	(2,511)	(240)

Net income [1]	$7,212	$4,857

Net income per share:
Basic	$0.35	$0.26
Diluted	$0.34	$0.26

Shares used in computing net income per share:
Basic	20,678	18,340
Diluted	21,148	18,876

[1] Includes: depreciation and amortization	1,443	1,332

Share-based compensation expense	1,290	1,753

PHOTOMEDEX, INC.
CONSOLIDATED STATEMENTS OF REVENUES
(UNAUDITED)

	For the three months ended:
	March 31, 2013	December 31, 2012	March 31, 2012
Consumer:
Direct	$31,722	$29,997	$31,516
Distributors	5,291	3,763	4,693
Retailer and home shopping channels	12,047	12,362	5,992
sub-total	49,060	46,122	42,201

Physician Recurring
XTRAC treatments	3,159	2,583	1,824
Less: XTRAC incremental deferred revenue	(590)	29	(145)
Skin care	2,226	1,949	2,165
Other	1,160	1,255	1,229
sub-total	5,955	5,816	5,073

Professional	2,201	2,852	2,999

Total Revenues	$57,216	$54,790	$50,273

PHOTOMEDEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2013	December 31, 2012
Assets
Cash, cash equivalents, and short-term investments	$63,509	$62,348
Accounts receivable, net	24,281	19,064
Inventories	21,483	22,467
Other current assets	28,155	32,294
Property and equipment, net	7,744	6,759
Other non-current assets	66,358	68,958
Total Assets	$211,530	$211,890

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$26,432	$34,618
Other current liabilities	6,648	5,259
Bank and lease notes payable	593	619
Other liabilities	3,828	4,067
Stockholders' equity	174,029	167,327
Total Liabilities and Stockholders' Equity	$211,530	$211,890

PHOTOMEDEX, INC. CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended
	March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,212	$4,857

Adjustments to reconcile net income to net cash provided by operating activities--
Depreciation and amortization	1,443	1,332
Provision for doubtful accounts	1,046	714
Deferred income taxes	523	2,027
Stock-based compensation	1,290	1,753
Changes in assets and liabilities:
(Increase) decrease in--
Current Assets	(1,596)	(8,598)
Current liabilities	(6,854)	6,063
Net cash provided by operating activities	3,064	8,148

CASH FLOWS FROM INVESTING ACTIVITIES:
Lasers placed in service	(1,220)	(366)
Purchases of PP&E, net	(211)	(96)
Other	(58)	(70)
Net cash used in investing activities	(1,489)	(532)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options/issuance of securities	13	125
Repayments of debt	(213)	(737)
Net cash used in financing activities	(200)	(612)

Effect of exchange rate changes on cash	(214)	(5)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,161	6,999
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	44,348	16,549
CASH AND CASH EQUIVALENTS, END OF PERIOD	$45,509	$23,548

Supplemental information:
Cash paid for income taxes	$3,941	$56
Cash paid for interest	$7	$59

CONTACT:
LHA
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com
@LHA_IR_PR
or
PhotoMedex, Inc.
Dennis McGrath, 215-619-3287
Chief Financial Officer
info@photomedex.com